Press Release
For Immediate Release

SPORTING MAGIC INC ( "SPMA") ACQUIRES CMJ VENTURES INC.,

Chattanooga  Tennessee- June 17,  2002--Sporting Magic, Inc., (SPMA-OTC Bulletin
Board)  today  announced it had closed the  acquisition  of CMJ  Ventures,  Inc.
("CMJ"),  a privately  held sales and marketing  company  located in Louisville,
Kentucky.  As a result of the acquisition,  CMJ became a wholly owned subsidiary of Sporting Magic.

CMJ distributes its products primarily under its major licensing  programs,  the
American Biker(R) line, which specializes in motorcycle  merchandizing,  and the
Rag Tops  Sportswear(R)  line,  a premier  product line in the gift and souvenir markets.  Additionally  CMJ  operates  a  promotional  products  division  which services  major  corporate  clients  and  national  specialty  retailers.  CMJ's revenues for the year ended December 31, 2001 were $2.3 million with EBITDA,  as a percentage of sales in excess of 17%,  representing a substantial  growth from the year 2000. The Company  expects that future sales and earnings will continue to show strong growth. CMJ will fit exceptionally well within the Sporting Magic
organization  in  that  their  customers,   distribution  network  and  licenses
complements and bolsters the Company's existing base.

Sean Garber,  the principal  owner of CMJ, will assume the position of Executive
Vice  President/Sales  and  Marketing  for Sporting  Magic.  Mr. Garber has held several senior management positions in sales and marketing. Additionally, he has
served  as  President  and  Chief   Operating   Officer  of  a  publicly  traded
international  company.  He holds a  Bachelor  of  Science  degree  in  Business
Management from Indiana University.  Mr. Garber will join the Board of Directors of Sporting Magic.

Sporting Magic's  executive  headquarters is located in Chattanooga,  Tennessee.
The  acquisition  of CMJ  will  permit  Sporting  Magic  to  centralize  all its marketing and sales  efforts in  Louisville,  Kentucky,  while  maintaining  its manufacturing  and  distribution  center  in  Wabash,  Indiana.  Sporting  Magic designs,  develops,  markets,  and distributes branded promotional  products and imprinted  sportswear to a national market,  consisting of leading specialty and mass  retail  customers,  as well  as  extensive  corporate  and  college  sales programs.

Mr.  Dan  Cooke,  Chairman  of the  Board,  stated,  "With the  addition  of the distribution and customer base of CMJ we are now in a much stronger  position to accelerate  our expansion  program".  He further  stated,  "Sporting  Magic will continue  to pursue  other  strategic  acquisitions  to further  complement  the distribution  and  customer  base.  We are  confident  that  CMJ will be a major participant, and significantly benefit from the industry's development."

Sporting   Magic's   common   shares   are   traded   over-the-counter   on  the
over-the-counter "Bulletin Board" system, under the symbol "SPMA."

Contacts:
Sporting Magic Inc.
John D Gioioso, Investor Relations
865-577-6630

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The statements  contained in this release which are not historical facts contain forward-looking  information  with  respect  to  plans,  projections  or  future performance of the company;  the occurrence of which involves  certain risks and uncertainties that could cause the company's actual results to differ materially from expected results.  Such risks include the timing of implementation  and the scope and success of the program described herein.
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